As filed with the Securities and Exchange Commission on January 8, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Livent Corporation
(Exact name of registrant as specified in its charter)

2929 Walnut Street Philadelphia, Pennsylvania, 19104
Delaware	215-299-5900	82-4699376
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Livent Corporation Incentive Compensation and Stock Plan
(Full title of the plans)

Sara Ponessa
Vice President, General Counsel and Secretary
Livent Corporation
2929 Walnut Street
Philadelphia, Pennsylvania, 19104
215-299-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Robert A. Friedel
Troutman Pepper Hamilton Sanders LLP
Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103
215-981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	4,393,837(4)	$18.74	$82,340,505.38	$8,983.35

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, $0.001 par value per share (“Common Stock”), of Livent Corporation (the “Company” or the “Registrant”) (i) underlying “Converted Awards” (as defined under the Livent Corporation Incentive Compensation and Stock Plan (the “Plan”)) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low sale prices for shares of Common Stock, as reported on the New York Stock Exchange on December 31, 2020.

(3)	Rounded up to the nearest penny.
(4)	Represents 4,393,837 shares of Common Stock of the Registrant that were added to the shares authorized for issuance under the Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision in the Plan, on January 1 of each year, from January 1, 2019 until and including January 1, 2028, the total number of shares of Common Stock available for issuance under the Plan will be increased by an amount equal to the lesser of (A) 3% of the Registrant’s issued and outstanding shares of Common Stock as of such date or (B) such other number of shares of Common Stock as determined by the Board of Directors of the Registrant.

EXPLANATORY NOTE

This Registration Statement has been prepared and filed for the purpose of registering an additional 4,393,837 shares of Common Stock of the Registrant that were added to the shares authorized for issuance under the Plan for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. Pursuant to General Instruction E, the contents of the Registration Statements on Form S-8 filed for the Plan with the Securities and Exchange Commission (the “Commission”) on October 11, 2018 and March 5, 2019 (Registration Nos. 333-227776 and 333-230076, collectively, the “Prior Registration Statements”), including the documents incorporated by reference therein, are incorporated herein by reference, except as supplemented, amended or superseded by the information set forth herein. Any items in the Prior Registration Statements not expressly changed hereby shall be as set forth in the Prior Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020 (Registration No. 001-38694);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 11, 2020, August 6, 2020 and November 5, 2020, respectively;

(c) The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 3, 2020, March 23, 2020, April 6, 2020, May 5, 2020, June 23, 2020 and June 25, 2020; and

(d) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38694), dated October 9, 2018, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock registered hereunder has been passed upon for the Company by Sara Ponessa. As of January 8, 2021, Sara Ponessa, Vice President, General Counsel and Secretary of the Company, beneficially owns 1,972 outstanding shares of Common Stock, holds 18,348 restricted stock units in respect of shares of Common Stock, and holds options to purchase 53,334 shares of Common Stock.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of Livent Corporation (incorporated herein by reference to Exhibit 3.1 to Livent Corporation’s Form S-1/A, filed on October 1, 2018 (Registration No. 333-227026))
4.2	By-Laws of Livent Corporation (incorporated herein by reference to Exhibit 3.2 to Livent Corporation’s Form S-1/A, filed on October 1, 2018 (Registration No. 333-227026))
5.1	Opinion of Sara Ponessa (filed herewith)
23.1	Consent of KPMG LLP (filed herewith)
23.2	Consent of Sara Ponessa (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
99.1	Livent Corporation Incentive Compensation and Stock Plan (incorporated herein by reference to Exhibit 99 to Livent Corporation’s Form S-8, filed on October 11, 2018 (Registration No. 333-227776))

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 8th day of January, 2021.

LIVENT CORPORATION

By:	/s/ Paul W. Graves
Name: Paul W. Graves
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Paul W. Graves, Gilberto Antoniazzi, Ronald Stark and Sara Ponessa, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Livent Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul W. Graves	President, Chief Executive Officer (Principal Executive Officer) and Director	January 8, 2021
Paul W. Graves

/s/ Gilberto Antoniazzi	Vice President and Chief Financial Officer (Principal Financial Officer)	January 8, 2021
Gilberto Antoniazzi

/s/ Ronald Stark	Chief Accounting Officer	January 8, 2021
Ronald Stark

/s/ Pierre R. Brondeau	Chairman and Director	January 8, 2021
Pierre R. Brondeau

/s/ Robert C. Pallash	Director	January 8, 2021
Robert C. Pallash

/s/ G. Peter D’Aloia	Director	January 8, 2021
G. Peter D’Aloia

/s/ Michael F. Barry	Director	January 8, 2021
Michael F. Barry

/s/ Christina Lampe-Önnerud	Director	January 8, 2021
Christina Lampe-Önnerud

/s/ Steven T. Merkt	Director	January 8, 2021
Steven T. Merkt

/s/ Pablo Marcet	Director	January 8, 2021
Pablo Marcet

/s/ Andrea E. Utecht	Director	January 8, 2021
Andrea E. Utecht